EXHIBIT 4.1
Execution Copy

6.250% SENIOR NOTES DUE 2037
SECOND SUPPLEMENTAL INDENTURE
between
BAXTER INTERNATIONAL INC.,
as Issuer
and
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee
Dated as of December 7, 2007

TABLE OF CONTENTS

Page
ARTICLE 1
Definitions

Section 1.01. Definition of Terms	1

ARTICLE 2
The Notes

Section 2.01. Designation	2
Section 2.02. Principal Amount; Series Treatment	2
Section 2.03. Maturity	3
Section 2.04. Interest	3
Section 2.05. Form of Notes	3
Section 2.06. Transfers Restrictions	4
Section 2.07. Transfers and Exchanges	5

ARTICLE 3
Redemption Of The Notes

Section 3.01. Optional Redemption by Company	5

ARTICLE 4
Change of Control

Section 4.01. Offer to Purchase Upon Change of Control Triggering Event	5

ARTICLE 5
Execution Of The Notes

Section 5.01. Execution; Certificates	5

ARTICLE 6
Miscellaneous

Section 6.01. Ratification of Indenture	5
Section 6.02. Trustee Not Responsible for Recitals	6
Section 6.03. Governing Law	6
Section 6.04. Separability	6
Section 6.05. Counterparts	6
-i-

     SECOND SUPPLEMENTAL INDENTURE, dated as of December 7, 2007 (the “Supplemental Indenture”), between Baxter International Inc., a Delaware corporation (the “Company”), and The Bank of New York Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as Trustee, under the Indenture, dated as of August 8, 2006 (the “Indenture”), between the Company and the Trustee.
     WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for, among other things, the issuance from time to time of the Company’s debt securities in one or more series as might be authorized under the Indenture;
     WHEREAS, the Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to establish the form and terms of any series of Securities (as defined in the Indenture) as provided by Sections 2.01 and 3.01 of the Indenture;
     WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to issue the Securities provided for in this Supplemental Indenture;
     WHEREAS, the Company desires to enter into this Supplemental Indenture to provide for the establishment of a series of Securities (as defined in the Indenture) to be known as the 6.250% Senior Notes due 2037 (the “Notes”), the form, substance, terms, provisions and conditions of which shall be set forth in the Indenture and this Supplemental Indenture;
     WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms and (ii) the Securities provided for hereby, when executed and delivered by the Company and authenticated by the Trustee, the valid obligations of the Company.
     NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:
ARTICLE 1
Definitions
     Section 1.01. Definition of Terms.
     Unless the context otherwise requires:
     (a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended and supplemented pursuant to this Supplemental Indenture;
     (b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout;
     (c) the singular includes the plural and vice versa;

     (d) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture;
     (e) headings are for convenience of reference only and do not affect interpretation;
     (f) the following terms have the meanings given to them in this Section 1.01(f):
     “Closing Date” means December 7, 2007.
     “Company” shall have the meaning set forth in the first paragraph hereof.
     “Depositary” means the clearing agency registered under the Exchange Act that is designated to act as the Depositary for the Global Notes. The Depository Trust Company shall be the initial Depositary, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Indenture, and thereafter, “Depositary” shall mean or include such successor.
     “Global Note” shall have the meaning set forth in Section 2.05(b).
     “Initial Notes” means (i) all Notes issued on the first date that Notes were originally issued under this Supplemental Indenture, (ii) any additional Notes issued under Section 2.02(a) and (iii) any Notes issued in replacement therefor.
     “Notes” shall have the meaning set forth in the recitals above and shall include any Global Note.
ARTICLE 2
The Notes
     Section 2.01. Designation.
     The Company hereby establishes a series of Securities designated the “6.250% Senior Notes due 2037” for issuance under the Indenture.
     Section 2.02. Principal Amount; Series Treatment.
     (a) The Notes shall be initially limited to an aggregate principal amount of $500,000,000. The Company may, from time to time, without the consent of the Holders of the outstanding Notes, issue additional Notes, so that such additional Notes and the outstanding Notes shall be consolidated together and form a single series of Securities under the Indenture as supplemented by this Supplemental Indenture. Any increase in the aggregate principal amount of the Notes shall be evidenced by an Officers’ Certificate to be delivered to the Trustee, without any further action by the Company.
     (b) Any additional Notes issued under Section 2.02(a) shall have the same terms in all respects as the corresponding series of Notes, except that interest will accrue on the additional Notes from the most recent date to which interest has been paid on the Notes of such series (other than the additional Notes) or if no interest has been paid on the Outstanding Notes of such series from the first date that the Outstanding Notes were originally issued under the Indenture, as supplemented by this Supplemental Indenture.
     (c) For all purposes of the Indenture and this Supplemental Indenture, all Notes, whether Initial Notes, or additional Notes issued under Section 2.02(a), shall constitute one series of Securities and shall vote together as one series of Securities.
     (d) The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
     Section 2.03. Maturity.
     The Notes will become due and payable on December 1, 2037.
     Section 2.04. Interest. The Notes will bear interest at the rate of 6.250% per annum from December 7, 2007 until the principal thereof becomes due and payable or to the date of redemption or repurchase (if any) of the Notes, such interest to be payable semi-annually on June 1 and December 1 of each year, to the Holders of record of the Notes as of the close of business on the May 15 and November 15 preceding such interest payment dates, commencing, in the case of the Initial Notes or any additional Notes issued prior to such date, on June 1, 2008.
     Section 2.05. Form of Notes.
     (a) The Notes shall contain the terms set forth in, and shall be substantially in the form of, Exhibit A hereto. The terms and provisions contained in the form of Notes set forth in Exhibit A shall constitute, and are hereby expressly made, a part of the Indenture, as supplemented by this Supplemental Indenture.
     Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the Authorized Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture, as supplemented by this Supplemental Indenture, or as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.
     (b) So long as the Notes are eligible for book-entry settlement with the Depositary, or unless otherwise required by law, or otherwise contemplated herein, all of the Notes shall be represented by one or more Notes in global form registered in the name of the Depositary or the nominee of the Depositary.
     The Notes shall be issued initially in the form of one or more permanent Global Securities in registered form, substantially in the form set forth in Exhibit A (the “Global Note”), registered in the name of the nominee of the Depositary, deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, in accordance with the instructions given by the Holder thereof, as hereinafter provided.
     The transfer and exchange of beneficial interests in any such Global Notes shall be effected through the Depositary in accordance with the Indenture and the applicable procedures of the Depositary. Except as provided in the Indenture, beneficial owners of a Global Note shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Note.
     Any Global Note shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be increased or reduced to reflect redemptions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in such manner and upon instructions given by the Holder of such Notes in accordance with the Indenture and this Supplemental Indenture. Payment of principal of and interest and premium, if any, on any Global Note shall be made to the Holder of such Note.
     Section 2.06. Transfer Restrictions. The following provisions shall apply only to Global Notes:
     (i) Each Global Note authenticated under this Supplemental Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or Trustee if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, and each such Global Note shall constitute a single Note for all purposes of the Indenture and this Supplemental Indenture.
     (ii) Notwithstanding any other provision in this Supplemental Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary or a nominee thereof except as provided in Section 3.05 of the Indenture. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Note.
     (iii) Securities issued in exchange for a Global Note or any portion thereof pursuant to clause (ii) above shall be issued pursuant to Section 3.05 of the Indenture.
     (iv) At such time as all interests in a Global Note have been redeemed, repurchased, converted, canceled or exchanged for Notes in certificated form, such Global Note shall, upon receipt thereof, be canceled by the Trustee in accordance with standing procedures and instructions existing between the Depositary and the Trustee. At any time prior to such cancellation, if any interest in a Global Note is redeemed, repurchased, converted, canceled or exchanged for Notes in certificated form, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Trustee, be appropriately reduced, and an endorsement shall be made on such Global Note, by the Trustee or at the direction of the Trustee, to reflect such reduction.
     Section 2.07. Transfers and Exchanges. The Notes shall be transferred and exchanged by the Holders thereof and the Trustee in accordance with the terms and conditions set forth in Section 3.05 the Indenture.
ARTICLE 3
Redemption Of The Notes
     Section 3.01. Optional Redemption by Company. The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note set forth as Exhibit A.
ARTICLE 4
Change of Control
     Section 4.01. Offer to Purchase Upon Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event (as defined in the form of Note set forth as Exhibit A), and unless the Company has exercised its option to redeem the Notes pursuant to Section 3.01, the Company shall be required to make an offer to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on the terms and conditions set forth in the form of Note set forth as Exhibit A.
ARTICLE 5
Execution Of The Notes
     Section 5.01. Execution; Certificates. The Notes and any Officers’ Certificate to be delivered under the Indenture in connection with the authentication and delivery of the Notes shall be executed and delivered as set forth in the Indenture.
ARTICLE 6
Miscellaneous
     Section 6.01. Ratification of Indenture.
     The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

     Section 6.02. Trustee Not Responsible for Recitals.
     The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     Section 6.03. Governing Law.
     This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regards to principles of conflicts of law.
     Section 6.04. Separability.
     In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
     Section 6.05. Counterparts.
     This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

BAXTER INTERNATIONAL INC.

By:	/s/ Robert J. Hombach
Name: Robert J. Hombach
Title: Corporate Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Janice Ott Rotunno
Name: Janice Ott Rotunno
Title: Vice President
(Signature Page to Supplemental Indenture)

EXHIBIT A
[FACE OF NOTE]
[Each Global Note shall bear the following legend:]
[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
     Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is required by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

CUSIP No. 071813 AX 7
ISIN US071813AX74
BAXTER INTERNATIONAL INC.
6.250% Senior Note due 2037

No. A-1	$500,000,000
     Baxter International Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to Cede & Co. or registered assigns, at the office or agency of the Company in the City of New York, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) on December 1, 2037, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on June 1 and December 1 of each year, commencing on June 1, 2008, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note, from the June 1 and December 1, as the case may be, next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on these Notes, in which case from December 7, 2007 until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register or by wire transfer to an account maintained by the payee with a bank located in the United States.
     Notwithstanding the foregoing, if the date hereof is after the 15th day of May or November, as the case may be, and before the following June 1 or December 1, as the case may be, this Note shall bear interest from such June 1 or December 1; provided, that, if the Company shall default in the payment of interest due on such June 1 or December 1, then this Note shall bear interest from the next preceding June 1 or December 1, to which interest has been paid or, if no interest has been paid on these Notes, from December 7, 2007. The interest so payable on any June 1 or December 1, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the May 15 or November 15, as the case may be, preceding such June 1 or December 1. Interest on this Note will be calculated on the basis of a 360-day year of twelve 30-day months.
     Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
     This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

     IN WITNESS WHEREOF, Baxter International Inc. has caused this instrument to be duly executed on the date set forth below.

Dated: December 7, 2007
BAXTER INTERNATIONAL INC.

By:

		Name:	Robert J. Hombach
		Title:	Corporate Vice President and Treasurer

(FORM OF CERTIFICATION OF AUTHENTICATION)
CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated herein issued under the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee

By:

Authorized Signatory

Dated:

REVERSE OF NOTE
BAXTER INTERNATIONAL INC.
6.250% Senior Notes due 2037
     This Note is one of a duly authorized issue of Securities of the Company of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of August 8, 2006, as supplemented by the Second Supplemental Indenture, dated as of December 7, 2007 (both together herein called the “Indenture”), between the Company and The Bank of New York Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee (herein called the “Trustee” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. This Note is one of a Series of Securities of the Company designated as the 6.250% Senior Notes due 2037 (the “Notes”), initially limited in aggregate principal amount of $500,000,000, subject to the issuance of additional Notes as provided in the Indenture. Terms used but not defined herein shall have the respective meanings set forth in the Indenture.
     If any interest payment date, maturity date or redemption date of this Note falls on a day that is not a Business Day, payment will be made on the next succeeding Business Day, and no interest will accrue for the period from and after the interest payment date, maturity date or redemption date, as the case may be, to the next succeeding Business Day. As used in this Note, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by or pursuant to law, regulation or executive order to close.
     The Indenture contains provisions for the defeasance at any time of the entire indebtedness of the Notes or certain covenants set forth in the Indenture applicable to the Notes upon compliance by the Company of certain conditions set forth therein, which provisions apply to this Note.
     This Note is redeemable in whole at any time or in part, from time to time, at the option of the Company (an “Optional Redemption”), at a make whole redemption price (the “Optional Redemption Price”) equal to the greater of:
     (i) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date, and
     (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the principal amount of the Notes to be redeemed (not including any portion of the payment of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest thereon to the date of redemption.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
     “Reference Treasury Dealers” means (1) Banc of America Securities LLC and UBS Securities LLC and their successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer (“Primary Treasury Dealer”), the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) at the option of the Company, additional Primary Treasury Dealers selected by the Company.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding such redemption date.
     Any redemption pursuant to the preceding paragraph will be made at the Optional Redemption Price upon not less than 30 nor more than 60 days prior notice before the redemption date to the Holders. If the Notes are only partially redeemed by the Company pursuant to an Optional Redemption, the Notes will be redeemed by such method as the Trustee shall deem fair and appropriate and in accordance with the Indenture. In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
     If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its option to redeem the Notes (as described above), the Company shall be required to make an offer (the “Change of Control Offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on the terms set forth below.  In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”).  Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”).  The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

        On the Change of Control Payment Date, the Company shall, to the extent lawful:
(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

     The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer.  In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
     The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
     For purposes of the Change of Control Offer provisions of the Notes, the following definitions shall apply:
     “Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture), other than the Company or one of its subsidiaries; (3) the adoption of a plan relating to the Company’s liquidation or dissolution; or (4) the replacement of a majority of the Company’s Board of Directors over a two-year period from the directors who constituted the Company’s Board of Directors at the beginning of such period, and such replacement directors shall not have been approved by at least a majority of the Company’s Board of Directors then still in office (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director) who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved. Notwithstanding the foregoing, a transaction shall not be deemed to be a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
       “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies.
       “Moody’s” means Moody’s Investors Service, Inc.
     “Rating Agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
     “Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies but no longer than 180 days) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
     The Company’s obligation to make a Change of Control Offer as set forth herein shall be subject to the covenant defeasance provisions of Section 13.02(c) of the Indenture.
     If an Event of Default, with respect to the Notes shall have occurred and be continuing, the principal of this Note may be declared due and payable in the manner and with the effect set forth in the Indenture.
     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series to be affected to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes subject to the limitations set forth in the Indenture. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of such series may on behalf of the Holders of all the Securities of such series waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on the Notes. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of, and any premium and interest on, this Note in the manner and at the respective times herein provided.

     The Notes are issuable in registered form without coupons in denominations of $2,000 and any multiple of $1,000 in excess thereof. In the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Trustee in the City of New York.
     There is no sinking fund for the retirement of the Notes.
     Upon due presentment for registration of transfer of this Note at the office or agency of the Trustee in the City of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.
     Prior to due presentment for registration of transfer, the Company, the Trustee and any agent of the Company, or the Trustee may treat the registered Holder hereof as the owner of this Note (whether or not this Note shall be overdue), for the purpose of receiving payment of the principal hereof and premium, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Company, nor the Trustee nor any agent of the Company, or the Trustee shall be affected by any notice to the contrary.
     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in any Note, or because of any indebtedness evidenced thereby, shall be had against any past, present or future stockholder, employee, officer or director, as such, of the Company, or of any predecessor or successor, either directly or through the Company, or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.
     This Note is the senior unsecured and unsubordinated obligation of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, including any other Securities issued under the Indenture.

[FORM OF TRANSFER NOTICE]
     FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto
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Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

By:

Date:

Schedule I
[Include as Schedule I only for a Global Note]
BAXTER INTERNATIONAL INC.
6.250% Senior Notes due 2037
No.

		Notation Explaining Principal	Authorized Signature of
Date	Principal Amount	Amount Recorded	Trustee or Custodian